BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090403

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20180264821-04
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/12/2018 8:57 AM
	Entity Number E0496832014-7

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

DD'S DELUXE ROD HOLDER INC.

2. Description of the original document for which correction is being made:

Certificate of Amendment

3. Filing date of the original document for which correction is being made: 05/17/2018

4. Description of the inaccuracy or defect:

Item 3 of the Certificate of Amendment incorrectly stated the vote by which stockholders approved the amendment as 2,000,000 shares, whereas the vote was 2,200,000, or 55%.

5. Correction of the inaccuracy or defect:

The response to Item 3 of the Certificate of Amendment is corrected to read "55%."

6. Signature:

X 刘玲

Authorized Signature	**Title ***	**Date**
刘玲	President	06/12/2018

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.